Exhibit 24

SPECIAL POWER OF ATTORNEY

The undersigned hereby appoints Phyllis Nomura, Chief Financial Officer, and Allison Mahaney, Chief Legal Officer, of First Northwest Bancorp, 105 West 8th Street, Port Angeles, WA 98362, and each of them, as her attorney-in-fact (each, an “Agent” and together, the “Agents”) to exercise the powers and discretions described below.

The undersigned hereby revokes any and all general powers of attorney and special powers of attorney that she has previously signed that relate to the powers and authorizations set forth in this Special Power of Attorney.

The Agents, or any of them, shall have full power and authority to act on the undersigned’s behalf in the particulars specified below. This power and authority shall authorize the Agents, or each of them, on behalf of the undersigned to:

●	apply for access to the Electronic Data Gathering Analysis and Retrieval (“EDGAR”) system of the United States Securities and Exchange Commission (“SEC”),

●	generate access codes therefor,

●	obtain or update passphrases necessary to access or update access to EDGAR,

●	serve as the contact for EDGAR information, inquiries and access codes,

●	serve as account administrator and manage the undersigned’s EDGAR account, and

●

take any and all action, and prepare and sign, on behalf of the undersigned any and all documents or instruments (including, without limitation, the SEC’s Form ID), as the Agents deem, or any of them deems, in their, his or her discretion, necessary or convenient to exercise the authority specified by this Special Power of Attorney for and on behalf of the undersigned.

This Special Power of Attorney shall be construed broadly. The listing of specific powers is not intended to limit or restrict powers incidental thereto granted in this Special Power of Attorney in any manner.

The Agents shall not, and none of them shall be, liable for any loss that results from a judgment error that was made in good faith. However, the Agents, and any of them, shall be liable for willful misconduct, gross negligence or the failure to act in good faith while acting under the authority of this Special Power of Attorney. A successor Agent shall not be liable for acts of a prior Agent.

No person who relies in good faith on the authority of the Agents, or any of them, under this instrument shall incur any liability to the undersigned or to the undersigned’s estate, personal representative, successor or assigns. If any part of any provision of this instrument is deemed to be invalid or unenforceable under applicable law, such part shall be ineffective to the extent of such invalidity only, without in any way affecting the remaining parts of such provision or the remaining provisions of this instrument.

This Special Power of Attorney shall become effective immediately and shall continue to be effective until it is revoked. This Special Power of Attorney may be revoked by either the undersigned, on the one hand, or any Agent, on the other hand, at any time by providing a signed written notice to the other party.

IN WITNESS WHEREOF, the undersigned has caused this Special Power of Attorney to be executed as of date set forth below.

/s/ Jennifer Ellen Gribble Name: Jennifer Ellen Gribble Date: April 4, 2026